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GENTA COMPLETES MARKETING AUTHORIZATION APPLICATION TO EMEA
FOR APPROVAL OF GENASENSE® PLUS CHEMOTHERAPY FOR PATIENTS
WITH ADVANCED MELANOMA

Application Includes Extensive Data from Long-Term Follow-up of Patients in Large Randomized Controlled Trial

BERKELEY HEIGHTS, NJ – January 3, 2006 – Genta Incorporated (NASDAQ: GNTA) announced that the Company has completed a Marketing Authorization Application (MAA) to the European Medicines Agency (EMEA) that seeks approval of Genasense® (oblimersen concentrate for solution for injection) in combination with chemotherapy for the treatment of patients with advanced malignant melanoma.

Genta expects that the dossier will be formally reviewed for validation at a meeting of the Committee for Medicinal Products for Human Use (CHMP) that is scheduled for January 23-26, 2006. Assuming validation, the initial review of the MAA would commence thereafter, and Genta would anticipate receiving consolidated questions from the Agency approximately 120 days later. The centralized licensing procedure provides a single marketing authorization that is valid in all 25 member states of the European Community. Review of the application is coordinated by the EMEA, and Spain and France have been appointed as rapporteur and co-rapporteur countries, respectively.

Genasense, Genta’s lead anticancer drug, is a novel targeted therapy that blocks the production of Bcl-2, a protein that appears to be a fundamental cause of resistance to cancer treatment. By knocking down Bcl-2 in cancer cells, Genasense may enhance the effectiveness of chemotherapy in patients with advanced melanoma.

"The European filing represents an important step toward our goal of advancing care for cancer patients who have significant unmet medical needs," commented Dr. Raymond P. Warrell, Jr., Chairman and Chief Executive Officer of Genta. "The near simultaneous submissions of regulatory filings for different indications in the U.S. and Europe are impressive accomplishments that confirm the expertise and dedication of the Genta team in advancing therapy for patients. We believe that Genasense represents a breakthrough treatment for patients, and we look forward to continued dialogue with regulatory authorities in Europe."

Conference Call to Discuss Worldwide Regulatory Filings

The Company’s management will hold a conference call for investors to provide an update on regulatory and corporate activities on Wednesday, January 4, 2006, at 9:00 AM ET. The conference call can be accessed live as follows:

US/Canada Dial-in:	(877) 634-8606	Passcode: Genta Incorporated
International Dial-In:	(706) 679-3140	Passcode: Genta Incorporated
Live audio webcast:	http://www.genta.com/genta/InvestorRelation/events.html.
Audio replay will be available approximately two hours after the completion of the call and will be archived for 30 days.

MAA Efficacy Data

The MAA is principally based on long-term data derived from the largest randomized controlled trial that has been conducted in patients with advanced melanoma. In this trial, which was conducted at 139 sites in 9 countries, 771 patients were randomly assigned to receive chemotherapy with dacarbazine (DTIC) alone or in combination with Genasense. The MAA is comprised of the updated final analysis of this trial, which includes data from 24-months of minimum follow-up on all patients and has demonstrated the following results based on an intent-to-treat analysis:

Endpoint	Genasense/DTIC	DTIC	P
Overall response	13.5%	7.5%	0.007
Complete response	2.8%	0.8%	0.031
Durable response	7.3%	3.6%	0.027
Progression-free survival, median	2.6 mos.	1.6 mos.	0.0007
Overall survival, median	9.0 mos.	7.8 mos.	0.077

Prior to randomization, patients were prospectively stratified according to certain risk factors, including elevated blood levels of an enzyme known as LDH – a factor that previous studies have shown is associated with poor outcome. The updated analysis has shown that LDH was the sole stratification factor significantly associated with a treatment interaction effect. When the treatment effect was tested by LDH level, the efficacy of Genasense was significantly superior for all major efficacy outcomes in patients who had normal LDH at baseline, a group that comprised approximately two-thirds of patients in the trial (N=508). In this group, the following efficacy results were observed:

Endpoint	Genasense/DTIC	DTIC	P
Overall response	17.2%	9.3%	0.009
Complete response	3.4%	0.8%	0.04
Durable response	9.6%	4.0%	0.014
Progression-free survival, median	3.1 mos.	1.6 mos.	0.0007
Overall survival, median	11.4 mos.	9.7 mos.	0.018

MAA Safety Data

In the randomized trial, the most frequent serious adverse events that occurred in = 5% of patients were fever and disease progression (6.2% vs. 2.8%, and 5.1% vs. 4.7%, respectively, for Genasense/DTIC compared with DTIC alone). The most frequent Grade 3 or 4 adverse events that occurred in = 5% of patients were neutropenia (21.3% vs. 12.5%), thrombocytopenia (15.9% vs. 6.4%), leukopenia (7.5% vs. 3.9%), anemia (7.3% vs. 4.7%), and nausea (6.7% vs. 2.5%). Although there was an increase in discontinuations due to adverse events in the Genasense arm (19% vs. 11%), there was no difference in the number of fatal, treatment-emergent adverse events (i.e., events that lead to a death on study or within 30 days from last study treatment). In the MAA, these data have been supplemented by substantial additional safety data derived from patients who received Genasense in other clinical trials.

About Malignant Melanoma

Malignant melanoma is the most deadly form of skin cancer. Melanoma is responsible for more than 90% of all skin cancer deaths. The European Network of Cancer Registries estimates that more than 60,000 cases of melanoma are diagnosed each year. The incidence of this disease is increasing by approximately 4 percent annually in the U.S., where it is the number one cause of cancer deaths for women aged 25 to 29. For more information on melanoma, please visit: http://www.nci.nih.gov/cancer_information/cancer_type/melanoma

About Genta

Genta Incorporated is a biopharmaceutical company with a diversified product portfolio that is focused on delivering innovative products for the treatment of patients with cancer. The Company’s research platform is anchored by two major programs that center on oligonucleotides (RNA- and DNA-based medicines) and small molecules. Genasense® (oblimersen sodium) Injection, the Company's lead compound from its oligonucleotide program, is currently undergoing late-stage, Phase 3 clinical testing. In addition to completing the MAA documentation, the Company has also submitted a new drug application (NDA) to the U.S. FDA for the use of Genasense plus chemotherapy in patients with relapsed or refractory chronic lymphocytic leukemia. The leading drug in Genta’s small molecule program is Ganite® (gallium nitrate injectio n), which the Company is exclusively marketing in the U.S. for treatment of patients with cancer related hypercalcemia that is resistant to hydration. For more information about Genta, please visit our website at: www.genta.com.

This press release contains forward-looking statements with respect to business conducted by Genta Incorporated. By their nature, forward-looking statements and forecasts involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the future. There are a number of factors that could cause actual results and developments to differ materially. For a discussion of those risks and uncertainties, please see the Company’s Annual Report/Form 10-K for 2004.

SOURCE: Genta Incorporated